RESTRICTED STOCK AGREEMENT
PURSUANT TO THE
SYMETRA FINANCIAL CORPORATION EQUITY PLAN

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) made as of the 18th day of February, 2011 (the “Grant Date”) by and between Symetra Financial Corporation, a Delaware corporation (the “Company”), and Thomas M. Marra (the “Executive”).

WHEREAS, pursuant to the Symetra Financial Corporation Equity Plan (the “Plan”), the Executive has been granted an award of 29,409 Shares (as defined in the Plan) that are subject to certain restrictions on transfer and risks of forfeiture (the “Restricted Stock”) on the Grant Date on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in consideration for this award of Restricted Stock, the Executive agrees to accept the restrictions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

SECTION 1. Definitions. Capitalized terms used but not defined in this Agreement have the meanings given such terms in the Plan. As used in this Agreement, the following terms shall have the meanings set forth below:

“Restrictions” means restrictions on sale or other transfer set forth in Section 5 and the risks of forfeiture set forth in Section 2.

SECTION 2. Vesting and Delivery. (a) Vesting. The Executive’s rights with respect to the Restricted Stock shall become vested, and the Restrictions with respect to such Restricted Stock shall lapse, on December 31, 2012; provided that the Executive must be employed by the Company or an affiliate thereof on such date in order for the Executive’s rights with respect to the Restricted Stock to become vested, except as otherwise determined by the Committee in its sole discretion or as otherwise provided in Section 2(b) below. Except as provided in Section 2(b) below, all unvested Restricted Stock shall be forfeited by the Executive upon a termination of the Executive’s employment for any reason.

(b) Upon a Termination Without Cause or termination of the Executive’s employment by the Company due to the Executive’s death or Disability, the Executive’s rights with respect to the following amounts of Restricted Stock shall become vested and the Restrictions with respect to such amounts of Restricted Stock shall lapse:

(i) If such termination of employment is on or after the Grant Date but prior to December 31, 2011, the Restrictions with respect to one-third of the Restricted Stock shall lapse.

(ii) If such termination of employment is on or after December 31, 2011 but prior to December 31, 2012, the Restrictions with respect to two-thirds of the Restricted Stock shall lapse.

(c) Delivery of Shares. On and following the date of this Agreement, Restricted Stock may be evidenced in such manner as the Company may determine. If certificates representing Restricted Stock are registered in the Executive’s name, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions (including the Restrictions) applicable to such Restricted Stock, until such time, if any, as the Executive’s rights with respect to such Restricted Stock become vested and the Restrictions with respect to such Restricted Stock lapse. Upon the vesting of the Executive’s rights with respect to such Restricted Stock, the Company or other custodian, as applicable, shall deliver such certificates to the Executive or the Executive’s legal representative.

SECTION 3. Withholding, Section 83(b) Election, Consents and Legends. (a) Withholding. The Company shall be entitled to require, as a condition to the release of Restricted Stock that vests pursuant to this Agreement, that the Executive remit an amount in cash sufficient to satisfy all applicable withholding taxes relating thereto as determined by the Company; provided that, the Company may elect to allow the Executive to satisfy the obligation to pay any such withholding tax, in whole or in part, (i) by having the Company retain Shares upon the vesting of Restricted Stock to cover the amount of such withholding tax or (ii) by delivery to the Company by the Executive of previously owned and unrestricted Shares, in each case, in an amount having a value determined by the Company equal to such withholding tax. Notwithstanding the foregoing, the Company and each of its Affiliates shall have the right and are hereby authorized to withhold the amount (in cash or, in the discretion of the Committee, Shares, other securities, other awards or other property) of any applicable withholding taxes as determined by the Company in respect of the Restricted Stock and to take such other action as may be necessary in the discretion of the Committee to satisfy all obligations for the payment of such taxes.

(b) Section 83(b) Election. The Executive shall be permitted to make an election under Section 83(b) of the Code or under a similar provision of law. If the Executive makes such an election, the Executive shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.

(c) Consents. The Executive’s rights in respect of the Restricted Stock are conditioned on the receipt to the full satisfaction of the Committee of any consents or other legal requirements that the Committee may determine to be necessary or advisable (including, without limitation, the Executive consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan and compliance with any Company trading restrictions or trading policies).

(d) Legends. The Company may affix to certificates for Shares issued pursuant to this Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which the Executive may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

(e) Registration. Notwithstanding any provision of this Agreement to the contrary, if at any time the Committee determines, in its sole discretion, that the listing, registration or qualification of Shares issuable under this Agreement under any state or Federal law or on any securities exchange on which the Shares are traded or inter-dealer quotation system on which the Shares are quoted or the consent or approval of any governmental regulatory body is necessary as a condition of, or in connection with, delivery of Shares issuable under this Agreement, such Shares may not be delivered in whole or in part (and any attempt to deliver or to transfer any vested Shares to the Executive shall be null and void) unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

SECTION 4. Voting Rights; Dividend Equivalents. Prior to the date on which the Executive’s rights with respect to a Restricted Share have become vested, the Executive shall be entitled to exercise voting rights with respect to such Restricted Share and shall be entitled to receive dividends or other distributions with respect thereto.

SECTION 5. Non-Transferability of Restricted Stock. Unless otherwise provided by the Committee in its discretion, Restricted Stock may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered, except as provided in Section 20(b) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a Restricted Share in violation of the provisions of this Section 5 and Section 20(b) of the Plan shall be null and void.

SECTION 6. Rights of the Executive. None of the Restricted Stock, the execution of this Agreement and the delivery of any vested Shares shall confer upon the Executive any right to, or guarantee of, continued employment by the Company or any of its affiliates, or in any way limit the right of the Company or any of its affiliates to terminate the employment of the Executive at any time, subject to the terms of any written employment or similar agreement between the Company or any of its affiliates and the Executive. The Restricted Stock shall not be treated as compensation for purposes of calculating the Executive’s rights under any employee benefit plan, except to the extent expressly provided in any such plan.

SECTION 7. Relation to Plan. The Restricted Stock hereby granted are subject to, and the Company and the Executive agree to be bound by, all of the terms and conditions of the Plan, as the same may be amended from time to time in accordance with the terms thereof, but no such amendment shall be effective as to the Restricted Stock without the Executive’s consent insofar as it may materially and adversely affect the Executive’s rights under this Agreement. Except as otherwise provided herein, the Committee shall have sole discretion to determine whether the events or conditions described in this Agreement have been satisfied and to make all other interpretations, constructions and determinations required under this Agreement and all such determinations by the Committee shall be final, binding and conclusive. In the event of any conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail, and the Agreement shall be deemed to be modified accordingly.

SECTION 8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three business days after being sent by certified mail, postage prepaid, return receipt requested or one business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Senior Vice President, Human Resources

Symetra Financial Corporation

777 108th Ave NE Suite 1200

Bellevue, Washington 98004

with a copy to:

General Counsel

Symetra Financial Corporation

777 108th Ave NE Suite 1200

Bellevue, Washington 98004

If to the Executive, to the address on file with the Company or any of its affiliates.

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

SECTION 9. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

SECTION 10. Executive’s Undertaking. The Executive hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Executive pursuant to the provisions of this Agreement.

SECTION 11. Compliance with Law. Any Shares issuable pursuant this Agreement will be issued after there has been compliance with such laws and regulations as the Company may deem applicable. The Executive agrees to comply with all applicable laws and regulations in each jurisdiction in which the Executive acquires, offers, sells or delivers the Restricted Stock or Shares issuable pursuant to this Agreement, in all cases at the Executive’s own expense. Upon the acquisition of any Shares pursuant to this Agreement, the Executive will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or this Agreement.

SECTION 12. Amendment. This Agreement may not be amended, terminated, suspended or otherwise modified except in a written instrument, duly executed by both parties.

SECTION 13. Professional Advice. The acceptance and delivery of Shares under this Agreement may have consequences under Federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive. Accordingly, the Executive acknowledges that the Executive has been advised to consult his personal legal and tax advisor in connection with this Agreement and the Restricted Stock.

SECTION 14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of New York without regard to its conflict of laws principles, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto.

SECTION 15. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

SECTION 16. Entire Agreement. This Agreement and the other writings incorporated by reference herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

SECTION 17. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against the Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

SYMETRA FINANCIAL CORPORATION

By /s/ Christine A. Katzmar Holmes
Christine A. Katzmar Holmes
Senior Vice President, Human Resources

EXECUTIVE

/s/ Thomas M. Marra
Thomas M. Marra